UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C.  20549


                                   FORM 8-K

                           Current Report Pursuant
                        to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  November 21, 1997



                                CLARK USA, INC.
             (Exact name of registrant as specified in its charter)



    Delaware                            1-13514                43-1495734
(State or other jurisdiction    (Commission File Number)    (I.R.S. Employer
     of incorporation)                                      Identification No.)


        8182 Maryland Avenue                            63105-3721
        St. Louis, Missouri                             (Zip Code)
	(Address of principal executive offices)


       Registrant's telephone number, including are code: (314) 854-9696

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Item 4.	Changes in Registrant's Certifying Accountant

        Effective November 30, 1997, Clark USA, Inc. (the "Company") dismissed Price Waterhouse LLP ("PW") as its independent accountant previously engaged to audit its financial statements. Effective December 1, 1997, Deloitte & Touche LLP ("Deloitte") was engaged as the Company's independent accountant to audit its financial statements. PW had not issued a report on the Company's financial statements. The change of independent accountants was due to the November 3, 1997 acquisition of a majority interest in the Company by an affiliate of Blackstone Capital Partners III Merchant Banking Fund L.P. which had a historical relationship with Deloitte. This change was approved by the Company's Board of Directors.

	There were no disagreements as contemplated by Item 304 (a)(1)(iv) of Regulation S-K during the two most recent fiscal years and subsequent interim periods preceding the dismissal of PW. PW has been authorized to fully respond to any inquiries from Deloitte.

	During the years ended December 31, 1995 and 1996 and subsequent interim periods, there were no reportable events as defined under Item 304 (a)(1)(v) of Regulation S-K and the Company did not consult with Deloitte regarding the application of accounting principles to a specified transaction, or regarding the type of audit opinion that might be rendered on the Company's financial statements or any disagreements as defined in Item 304 (a)(2)(i) and Item 304 (a)(2)(ii) of Regulation S-K.

	Deloitte was given the opportunity to review the disclosures in Item 4 of this Form 8-K. The Company has requested PW furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated December 3, 1997, is filed as Exhibit 16 to this Form 8-K.


Item 5.	Other Events

On November 21, 1997, the Company completed a $400 million private debt placement that was designed to lower interest costs, extend debt maturities and create future repayment flexibility. In addition, total debt outstanding will be reduced by approximately $30 million.

Clark Refining & Marketing, Inc. ("Clark"), the Company's wholly-owned subsidiary, issued in a private placement to institutional investors $100 million (issued at 99.266%) of 8 3/8% Senior Notes Due 2007 and $175 million (issued at 99.281%) of 8 7/8% Senior Subordinated Notes Due 2007 (the "Notes"). The Notes are not callable in the first five years, but up to 35% of the aggregate principal amount may be repurchased at a redemption price of 108.375% of the principal amount with the proceeds from certain equity offerings.

Clark also borrowed $125 million under a floating rate term loan agreement expiring 2004. Twenty-five percent of the principal outstanding must be paid in 2003. The floating rate term loan is a senior unsecured obligation of Clark and bears interest at the LIBOR Rate (as defined in the Loan Agreement) plus a margin of 275 basis points. The loan may be repaid in whole or in part at any time at a redemption price of 102.50% of the principal amount in the first year, 101.25% of the principal amount in the second year and at 100% of the principal amount thereafter.

Proceeds from the above financings will be used for general corporate purposes and to redeem on December 24, 1997 all $225 million of Clark's outstanding 10 1/2% Senior Notes Due 2001. The redemption price will be 102 5/8% plus accrued interest, or $1,032.96 for each $1,000 principal amount of the notes outstanding.

	The Notes were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements.

Separately, on November 21, 1997 the Company repurchased for $206.6 million, $259.2 million (value at maturity) of notes tendered under the Company's recent tender offer for its $263.7 million (value at maturity) outstanding Senior Secured Zero Coupon Notes Due 2000. To facilitate the repurchase, Clark returned capital of $215 million to the Company.

EXHIBIT INDEX

16.1	Letter from Price Waterhouse LLP dated December 3, 1997.

SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  December 4, 1997                   CLARK USA, INC.




                                           By:     /s/ Dennis R. Eichholz
                                                   Dennis R. Eichholz
                                                   Controller and Treasurer